Exhibit 5.1

BANK OF THE JAMES BUILDING 828 Main Street, 19th Floor Lynchburg, Virginia 24504 Telephone: (434) 846-9000 Facsimile: (434) 846-0337 www.woodsrogers.com

August 21, 2017

Board of Directors

Bank of the James Financial Group, Inc.

828 Main Street

Lynchburg, VA 24504

Re:	Registration Statement on Form S-3 – Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Bank of the James Financial Group, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time pursuant to the Bank of the James Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of up to 250,000 shares of the Company’s common stock, par value $2.14 per share (the “Shares”). As counsel to the Company, we have reviewed the Registration Statement on Form S-3D (the “Registration Statement”) to be filed herewith by the Company with the U.S. Securities and Exchange Commission (the “Commission”) to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

In this regard, as counsel to the Company, we have examined such corporate proceedings, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes of this opinion. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s compliance with, any representations and warranties contained therein.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that the Shares have been duly authorized and, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date of this letter, and we do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law (whether by legislative action, judicial decision, administrative decision or otherwise) or a change in any fact arising subsequent to the date hereof that might affect any of the opinions expressed herein.

This opinion is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby expressly consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the statements made in reference to our firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Woods Rogers PLC

WOODS ROGERS PLC